                                                                     Exhibit 12a

                          FLORIDA PROGRESS CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)

Ratio of Earnings to Fixed Charges:

                                        2001       2000      1999      1998      1997
                                      -------    -------    ------    ------    ------

Income from continuing operations     $ 265.4    $ 135.3    $304.2    $271.4    $ 48.4

Add:
 Operating Income Taxes                (172.7)    (124.7)     84.9     142.3      63.1
                                      -------    -------    ------    ------    ------
Income Before Taxes                      92.7       10.6     389.1     413.7     111.5

Total Interest Charges                  194.8      229.0     201.0     196.3     170.3

Preferred Dividend Requirements of
Subsidiary                                1.5        1.5       1.5       1.5       1.5
                                      -------    -------    ------    ------    ------
Total Earnings (A)                    $ 289.0    $ 241.1    $591.6    $611.5    $283.3
                                      -------    -------    ------    ------    ------
Fixed Charges including
Preferred Stock Dividends (B)           197.2      231.6     203.3     198.6     172.6
                                      -------    -------    ------    ------    ------
Ratio of Earnings to
 Fixed Charges (A/B)                     1.47       1.04      2.91      3.08      1.64
                                      =======    =======    ======    ======    ======

                                                                     Exhibit 12b

                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)

     Ratio of Earnings to Fixed Charges:

                                       2001     2000     1999     1998     1997
                                      ------   ------   ------   ------   ------

Net Income                            $311.1   $211.8   $267.0   $250.1   $135.9

Income Taxes                           182.6    150.5    151.3    141.0     69.9
                                      ------   ------   ------   ------   ------

Income Before Taxes                    493.7    362.3    418.3    391.1    205.8

Total Interest Charges                 114.8    128.5    124.0    136.5    117.3
                                      ------   ------   ------   ------   ------

Total Earnings (A)                    $608.5   $490.8   $542.3   $527.6   $323.1
                                      ------   ------   ------   ------   ------

Fixed Charges (B)                     $114.8   $128.5   $124.0   $136.5   $117.3
                                      ------   ------   ------   ------   ------

Preferred Dividends grossed
up for effective tax rate                2.4      2.6      2.3      2.3      2.3

Total Fixed Charges plus
Preferred Dividends (C)                117.2    131.1    126.3    138.8    119.6
                                      ------   ------   ------   ------   ------

Ratio of Earnings to
  Fixed Charges (A/B)                   5.30     3.82     4.37     3.87     2.75
                                      ======   ======   ======   ======   ======

Ratio of Earnings to Fixed Charges
 and Preferred Dividends (A/C)          5.19     3.74     4.29     3.80     2.70
                                      ======   ======   ======   ======   ======